                                                                      Exhibit 4


[LINCOLN FINANCIAL GROUP(R) LOGO]

                THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                              (the "Company")

                HOME OFFICE:  1300 South Clinton Street
                              Fort Wayne, Indiana 46802-3506
                              1-800-942-5500
                              A STOCK COMPANY


                          GROUP ANNUITY CONTRACT

The Company agrees, subject to the terms and conditions of this Contract, to provide the benefits described herein while this Contract is in force and to provide any other benefits, rights and privileges specified in this Contract.

               ALLOCATED GROUP VARIABLE DEFERRED ANNUITY CONTRACT
                                SEPARATE ACCOUNT
                                NONPARTICIPATING


                               Signed for the Company



/s/ Dennis R. Glass                                 /s/ Charles A. Brawley, III

President                                           Secretary

ALL VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE AND MAY INCREASE, DECREASE OR REMAIN THE SAME AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

THIS CONTRACT IS NOT COVERED BY AN INSURANCE GUARANTY FUND OR OTHER SOLVENCY PROTECTION ARRANGEMENT BECAUSE THIS CONTRACT IS A CONTRACT UNDER WHICH THE RISK IS BORNE BY THE POLICYHOLDER.


AN-701
Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.

                           TABLE OF CONTENTS


ARTICLE                                                                 PAGE

CONTRACT SPECIFICATIONS                                                  3
ARTICLE 1 - DEFINITIONS                                                  4
ARTICLE 2 - FUNDING AND WITHDRAWALS                                      6
ARTICLE 3 - ANNUITY BENEFITS                                             8
ARTICLE 4 - GUARANTEED WITHDRAWAL BENEFIT                                8
ARTICLE 5 - GUARANTEED WITHDRAWAL BENEFIT ROLLOVER PRIVILEGE            13
ARTICLE 6 - CONTRACT DISCONTINUANCE                                     14
ARTICLE 7 - GENERAL PROVISIONS                                          15
ARTICLE 8 -  ANNUITY PAYMENT OPTIONS AND ANNUITY PURCHASE RATES         16
ARTICLE 9 - BENEFICIARY                                                 17






AN-701                           2

                            CONTRACT SPECIFICATIONS

CONTRACT NUMBER: [LNC0123456789]

CONTRACT OWNER: [AYZ Company]

EFFECTIVE DATE: [October 15, 2012]

SEPARATE ACCOUNT:  [Lincoln National Variable Annuity Account C]

See Article 2 for provisions governing any changes to the Separate Account

CONTRACT MINIMUMS AND MAXIMUMS:

Minimum Annuitant Age on Benefit Election Date: [55]

Maximum Age for any Measuring Life applicable to an Automatic Annual
Step-Up: [85]

Maximum Annual Deposit accepted on behalf of an Annuitant: $ [500,000]

Maximum Income Base for an Annuitant:      $ [2,000,000]

TRANSFER LIMIT:

Period:                   [180] days

Amount:                   $ [25,000]

CHARGES AND EXPENSES:

Guaranteed Maximum Annual Mortality & Expense Risk and Administrative Charge
Rate: [0.65] %

Guaranteed Maximum Monthly GWB Charge Rate: [0.167] %

Initial Monthly GWB Charge Rate: [0.084] %

DEDUCTIONS:

Guaranteed Maximum Additional Annual Plan Deductions Rate: [0.20] %

MORTALITY TABLE USED TO DETERMINE GUARANTEED ANNUITY PAYMENT OPTIONS AND PURCHASE RATES:

Annuity 2000 Individual Annuity Mortality Table Female, Projected to 2030 and then Generation projection Scale G modified with assumed interest rate of return of 1.00% per year.



AN-701-CS                         3-A

INITIAL GAI RATE TABLE

------------------------------------------------------- ---------------------------------------------------------
    GAI RATE TABLE - SINGLE MEASURING LIFE OPTION              GAI RATE TABLE - JOINT MEASURING LIFE OPTION
------------------------------------------------------- ---------------------------------------------------------
        AGE OF MEASURING LIFE               GAI RATE       AGE OF YOUNGER OR SURVIVING MEASURING      GAI RATE
                                                                            LIFE
------------------------------------------------------- ---------------------------------------------------------


              [0 - 54]                       [0.0]%                        [0 - 54]                    [0.0]%
              [55 - 64]                      [4.0]%                        [55- 64]                    [3.5]%
              [65 - 70]                      [5.0]%                        [65 - 70]                   [4.5]%
              [71 + ]                        [6.0]%                        [71 +]                      [5.5]%
------------------------------------------------------- ----------------------------------------------------------




AN-701-CS                            3-B

                            ARTICLE 1 - DEFINITIONS

1.01 AGE unless otherwise stated herein, will be defined as an Annuitant's Age as of the Annuitant's last birthday.

1.02 ANNUITANT also known as a participant under the Plan for whom a certificate is issued. The Annuitant is a natural person used to determine the benefits in accordance with the terms of the Contract. A certificate may only have one Annuitant. The Annuitant may not be changed while a certificate is in force.

1.03 ANNUITANT ACCOUNT VALUE (AAV) is the value of the Separate Account held under the Contract on behalf of an Annuitant. We will maintain an AAV for each Annuitant.

1.04 ANNUITY COMMENCEMENT DATE is the Valuation Date on which the AAV is withdrawn for payment of annuity benefits under the annuity payment option selected under Article 8.

1.05  CODE is the Internal Revenue Code of 1986, as amended.

1.06 COMPANY, WE, US, and OUR refers to The Lincoln National Life Insurance Company.

1.07 CONTRACT OWNER means the Trustee, the Employer, the Plan Sponsor, or other person or entity specified as such on the Contract Specifications page.

1.08 CONTRACT OWNER ACCOUNT VALUE (COAV) is the sum of all AAV(s) held under this Contract .

1.09 CONTRACT YEAR is a twelve month period that begins on the Effective Date, as shown on the Contract Specifications page, or on the anniversary of the Effective Date. If in any calendar year, the anniversary of the Effective Date is not a Valuation Date, any event set to occur on the anniversary of the Effective Date shall occur on the next Valuation Date.

1.10 DEPOSIT(S) means the amount(s) paid into the Contract on behalf of an Annuitant's AAV. We may require the Contract Owner to identify the source of the Deposit(s). We may restrict Deposits subject to Article 1.21 and
      Article 2.01.

1.11 FUND means any of the underlying investment options available in the Separate Account.

1.12  GOOD ORDER means a Request or instruction that is:

      (a) in a form that is satisfactory to the Company such that it is sufficiently complete and clear that no discretion needs to be exercised to follow such instruction, complies with all relevant laws and regulations, and is permitted under the terms and conditions of this Contract;

      (b) on specific forms, or by other means the Company then permits (such as via telephone or electronic transmission); and

      (c) with any signatures and dates as required.

1.13 NET ASSET VALUE PER SHARE means the market value of a Fund share calculated each day.

1.14 NOTICE, ELECTION, REQUEST is a written form in a manner We accept and filed at Our Service Office. We retain the right to agree in advance to accept communication regarding a specific matter by telephone or by some other form of electronic transmission, in a manner We prescribe. We will not be held responsible for any payment or other action We have taken before Your communication is recorded at Our Service Office. We may designate a third party to receive such Notice, Election or Request. To be effective for any Valuation Date, a Notice must be received in good order prior to the end of that Valuation Date.


AN-701                             4

1.15 PLAN is any retirement Plan which is funded in part by this Contract. Each Plan must meet the applicable requirements of the Code sections specified by Us for the Contract Owner.

1.16 ROLLOVER CONTRACT means a group contract under which a certificate is issued to a participant for a direct rollover of a distribution from the Plan. Such contract is issued under an eligible retirement plan funding vehicle.

1.17 SECONDARY LIFE is the second natural person, if any, used to determine the benefits provided under Article 4 and Article 8. If a Guaranteed Withdrawal Benefit is elected under the terms of Article 4, on the Benefit Election Date any Secondary Life must be an Annuitant's Spouse. The Secondary Life may not be changed.

1.18 SEPARATE ACCOUNT as shown on the Contract Specifications page is a segregated investment account established by Us under the laws of Our state of domicile that invests in a segregated portfolio of assets for which unit values are calculated.

1.19 SPOUSE means an individual who would be recognized as a Spouse under federal law.

1.20 SERVICE OFFICE is Our principal place of business and is the same location as the Home Office as shown on Page 1, unless You are otherwise notified by Us.

1.21 TRANSFER is a Deposit received from other investment options available under the Plan within the Transfer Limit Period (as shown on the Contract Specifications page) of any Withdrawal. We reserve the right to impose a dollar limit on the total of any Transfer made on behalf of an Annuitant into an AAV. Transfer does not include Deposits received as annual additions for purposes of section 415 of the Code, or scheduled allocations resulting from a systematic rebalancing feature of a Plan investment option. The dollar limit is shown on the Contract Specification page.

1.22 VALUATION DATE is the close of the market of each day that the New York Stock Exchange is open for business.

1.23 VALUATION PERIOD is the period commencing at the close of business on a particular Valuation Date and ending at the close of business on the next succeeding Valuation Date.

1.24 WITHDRAWAL is any amount deducted from an AAV as requested by the Contract Owner on behalf of an Annuitant. All Withdrawals prior to the Benefit Election Date are considered Excess Withdrawals. The cumulative amount of all withdrawals in a Benefit Year that exceed the GAI after the Benefit Election Date will be considered Excess Withdrawals.

1.25 YOU OR YOUR is the Contract Owner, as shown on the Contract Specifications page.


AN-701                               5

                      ARTICLE 2 - FUNDING AND WITHDRAWALS

2.01 Deposits must be made by the Contract Owner on behalf of an Annuitant to Us at Our Service Office. We have the right to decline future Deposits into an AAV as long as we provide 180 day Notice to the Contract Owner. In addition, We have the right to limit the amount of future Deposits subject to the Transfer Limit of Article 1.21. The Maximum Annual Deposit accepted on behalf of an Annuitant is shown on the Contract Specifications page.

2.02 Upon Notice, investment allocations for future Deposits made by You on behalf of an Annuitant may be changed at any time as permitted by You. Any change must be made in a manner acceptable by Us.

2.03 Subject to any required regulatory approvals, We reserve the right to eliminate the shares of any Fund and substitute the securities of a different Fund or investment company or mutual fund. Such elimination and substitution may occur if the shares of a Fund are no longer available for investment or, if in Our judgment, further investment in any Fund should become inappropriate in view of the purposes of the Contract. We may close the Separate Account to new Deposits. We may add new subaccounts in which the assets of the Separate Account may be invested. We will give You written Notice of the elimination and substitution of any Fund as required by law after such substitution occurs.

2.04 We reserve the right to transfer assets of the Separate Account to another Separate Account, and to modify the structure or operation of the Separate Account, subject to obtaining any necessary regulatory approvals. We guarantee that such modification will not affect any AAV.

2.05 The Separate Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Separate Account will not be charged with liabilities from any other part of Our business. Income, gains, and losses, realized or unrealized, of the Separate Account will be credited to or charged against the Separate Account.

2.06 We do not guarantee any Deposit into the Separate Account against investment loss.

2.07 The Separate Account is divided into units. When an amount is deposited to or withdrawn from the Separate Account the number of units is adjusted.

2.08 Units are used to value all amounts allocated to or withdrawn from the Separate Account as a result of Deposits made to the Separate Account, Withdrawals, or fees and charges taken from the Separate Account. The number of units is determined by dividing the amount allocated to or withdrawn from the Separate Account by the dollar value of one unit of the Separate Account as of the Valuation Date the transaction becomes effective. The number of units of the Separate Account will not be changed by any change in the dollar value of units in the Separate Account.

      The value of a unit was arbitrarily established at the inception of the Separate Account. The unit value for the Separate Account for any later Valuation Period is determined as (1) minus (2) divided by (3); where:

          1. is the total value of Fund shares held in the Separate Account, calculated by multiplying the number of Fund shares owned by the Separate Account at the beginning of the Valuation Period by the Net Asset Value per Share of the Fund at the end of the Valuation Period, and adding any dividend or other distribution of the Fund if an ex-dividend date occurs during the Valuation Period;

          2. is the liabilities of the Separate Account at the end of the Valuation Period (such liabilities include daily charges imposed on the Separate Account and may include a charge or credit with respect to any taxes paid or reserved for by Us that We determine is a result of the operation of the Separate Account); and

          3. is the outstanding number of units in the Separate Account at the beginning of the Valuation Period.


AN-701                                6

      The unit value of the Separate Account may increase or decrease the dollar value of benefits under the Contract. Expenses We incur will not adversely affect the dollar value of benefits. In certain circumstances, and when permitted by law, We may use a different standard industry method for this calculation which will achieve substantially the same result as the method described above.

2.09 Any Withdrawal must be allowed by the Plan and may not exceed an Annuitant's AAV on the Valuation Date prior to the date of the Withdrawal.

2.10 You must submit Withdrawal Requests to Us by providing Notice. We reserve the right to require proof of the event giving rise to any Withdrawal under this Contract.

2.11 Upon receipt of Notice of Withdrawal, We will pay the amount of any Withdrawal within the time period as required by the Securities and Exchange Commission, unless provisions under Section 2.12 are in effect.

2.12 We reserve the right to suspend or postpone payments for a Withdrawal or surrender for any period when:

            1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

            2. trading on the New York Stock Exchange is restricted;

            3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

            4. during any other period when the Securities and Exchange
               Commission, by order, so permits for the protection of the Contract Owner.

      The applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and
      (3) exist.

2.13 The following Charges & Expenses and Deductions are as shown on the Contract Specifications page:

      a) Charges & Expenses:

          1. Guaranteed Maximum Mortality & Expense Risk and Administrative Charge Rate: We assess an annual charge on a daily basis to the average daily AAV for each Annuitant. The charge may never exceed the Guaranteed Maximum Annual Mortality & Expense Risk and Administrative Charge Rate as shown on the Contract Specifications page and will not result in a reduction to any Income Base.

          2. Guaranteed Maximum Monthly GWB Charge Rate: We will deduct a charge on a monthly basis from an Annuitant's AAV; the charge will not result in a reduction to any Income Base. The rate, as noted on the Contract Specifications page, is multiplied by the Income Base for each Annuitant at the time the charge is deducted. If the deduction for the monthly charge occurs on the Benefit Year Anniversary, the Income Base, prior to any eligible Automatic Annual Step-up, will be used to determine the Monthly GWB Charge.

      b) Deductions:

             Additional Plan Deductions may be taken pro rata from each AAV as directed by You subject to the Guaranteed Maximum Additional Annual Plan Deductions Rate as shown on the Contract Specifications page and will not result in a reduction to any Income Base.

      We will review the current Charges, Expenses and Deductions no more frequently than once in any 12 month period and any change will be subject to the Maximum Charges & Expenses and Deductions shown on the Contract Specifications page. We will provide Notice of any change to the current Charges & Expenses and Deductions at least 30 days prior to the effective date of the change.


AN-701                              7

2.14 At least once during each Contract Year, We will provide You with a report of the value of the COAV.

                          ARTICLE 3 - ANNUITY BENEFITS

3.01 You may establish a Guaranteed Withdrawal Benefit (GWB) or an annuity benefit for any Annuitant under the terms of Article 4 or Article 8 respectively.

3.02  We will issue an individual certificate to each Annuitant as required.

3.03 No benefit may be assigned or attached, except those benefits assigned or attached by a Qualified Domestic Relations Order pursuant to the Retirement Equity Act of 1984, as may be amended, or pursuant to the Federal Tax Levy under section 6331 of the Code.

3.04 If You or We receive proof that an Annuitant, or Secondary Life, receiving payments under this Contract is legally or mentally incompetent, the payments may be made to any other person deemed a legal representative by a court of competent jurisdiction; as mandated by the court or required by regulation.

3.05 We will require satisfactory proof of the Annuitant's Age and the Age of any Secondary Life. If it is determined that the Age has been misstated, payments will be adjusted. Any underpayments already made will be made up immediately and any overpayments already made will be charged against the payments falling due after the adjustment.

3.06 We may require at any time proof that any payee under this Contract is living when payment is contingent upon survival of such payee.

3.07 Due proof of death will be either the certificate of death, a copy of the certified statement of death from the attending physician, a copy of a certified decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to Us.

                ARTICLE 4 - GUARANTEED WITHDRAWAL BENEFIT (GWB)

This article provides that the Contract Owner may withdraw on behalf of an Annuitant, each Benefit Year, an amount up to the Guaranteed Annual Income ("GAI"), for the lifetime(s) of the Measuring Life(s), if certain conditions are met as described.

4.01  ADDITIONAL DEPOSIT RESTRICTION

      If an Annuitant Account Value (AAV) is reduced to $0 after the Benefit Election Date, then no additional Deposits will be accepted.

4.02  ALLOCATION RESTRICTION

      While this Contract is in effect, the Separate Account available for allocation may be limited if any Allocation Amendment is attached to this Contract.

4.03 DEFINITIONS

      BENEFIT ELECTION DATE is the date You have established with Us to begin GAI Withdrawals on behalf of an Annuitant. Once a Benefit Election Date has been established it cannot be changed. A Benefit Election Date cannot be established prior to an Annuitant reaching the Minimum Annuitant Age on Benefit Election Date as noted on the Contact Specifications page.

AN-701                            8

      BENEFIT YEAR is applicable only while the GWB Provision is in effect. It means each 12 month period starting with the GWB Effective Date and each 12 month period thereafter. The Benefit Year Anniversary is the same day each year as the GWB Effective Date. If in any calendar year, such calendar day is not a Valuation Date, any event set to occur on the Benefit Year Anniversary shall occur on the next Valuation Date.

      CONFORMING WITHDRAWALS are all Withdrawals on behalf of an Annuitant after the Benefit Election Date for which the cumulative amount withdrawn from an AAV in that Benefit Year for an Annuitant is equal to or less than the GAI. All other Withdrawals will be treated as Excess Withdrawals.

      EXCESS WITHDRAWALS are all Withdrawals for which the cumulative amount withdrawn from an AAV after the Benefit Election Date in that Benefit Year exceeds the GAI. Prior to the Benefit Election Date, all Withdrawals are Excess Withdrawals.

      GWB EFFECTIVE DATE is the date of the first Deposit by the Contract Owner into an AAV for each Annuitant.

      MEASURING LIFE is a natural person used to determine the benefits under the GWB. Measuring Life includes any Annuitant and Secondary Life.

      MEASURING LIFE OPTION indicates how many natural persons are used to determine the benefit on behalf of an Annuitant under the GWB. Under the Single Measuring Life Option, an Annuitant is used to determine the benefits. Under the Joint Measuring Life Option, an Annuitant and the Secondary Life are used to determine the benefits. An Annuitant establishes the Measuring Life Option on the Benefit Election Date and, once established, the Measuring Life Option may not be changed.

      PARTIAL YEAR ADJUSTMENT If an Annuitant's Benefit Election Date does not coincide with an Annuitant's Benefit Year Anniversary, the first payment of the Initial GAI will be adjusted as stipulated in Article 4.05.

      REQUIRED MINIMUM DISTRIBUTION (RMD) while the GWB is in effect means systematic monthly or quarterly installments withdrawn via the Company's automatic withdrawal service of the amount needed to satisfy the Required Minimum Distribution as determined by the Company and in accordance with the IRC Section 401(a)(9), as amended from time to time. The Contract Owner may be required to withdraw more than the GAI to satisfy RMD requirements applicable to an Annuitant. Withdrawals taken that exceed an Annuitant's GAI by no more than the excess amount needed to meet an Annuitant's RMD amount will be treated as Conforming Withdrawals provided they are only taken in accordance with the Company's automatic withdrawal service in the applicable calendar year. Any Withdrawals taken which exceed an Annuitant's GAI by more than the excess amount needed to meet an Annuitant's RMD amount will be treated as Excess Withdrawals.

4.04  INCOME BASE

      An Annuitant's Income Base is used to calculate the GAI and the GWB charge. On the GWB Effective Date an Annuitant's Income Base is equal to the AAV.

      MAXIMUM INCOME BASE

      The guaranteed amounts of the combined Income Bases for all Company annuity contracts, including individual contracts or group annuity certificates with an affiliated company, for which the Annuitant and Secondary Life, if applicable, is a Measuring Life, is subject to the Maximum Income Base noted on the Contract Specifications page.

AN-701                             9

      ADJUSTMENT TO THE INCOME BASE FOR ADDITIONAL DEPOSITS

      If an additional Deposit is accepted, an Annuitant's Income Base will be increased to equal the additional Deposit plus an Annuitant's Income Base immediately prior to receipt of the additional Deposit.

      ADJUSTMENT TO THE INCOME BASE FOR WITHDRAWALS

      Upon each Excess Withdrawal, an Annuitant's Income Base will be reduced in the same proportion that the Excess Withdrawal reduced the AAV. Upon each Conforming Withdrawal an Annuitant's Income Base will not be reduced.

      AUTOMATIC ANNUAL STEP-UP OF THE INCOME BASE

      Following an Annuitant's GWB Effective Date, an Automatic Annual Step-Up of an Annuitant's Income Base to equal the AAV may only occur on the Valuation Date immediately prior to the Benefit Year Anniversary, if the following condition(s) is/are satisfied:

      1. the Age of the Measuring Life or Lives as of the Valuation Date, is less than the Maximum Age for any Measuring Life applicable to an Automatic Annual Step-Up calculation, as noted on the Contract Specifications page; and

      2. the AAV as of that Valuation Date is greater than the Income Base.

      The Automatic Annual Step-Up will occur after the addition of any Deposits made on behalf of an Annuitant and the deduction of any Withdrawal on behalf of that Annuitant.

      If the Company creates a new GAI Rate Table for new Deposits, the calculations and provisions contained in the preceding paragraphs of
      Section 4.04 (with the exception of the Maximum Income Base paragraph) shall apply separately to each GAI Rate Table available to this Contract. As a result, a portion of the total Income Base will be aligned with each GAI Rate Table as described in the Weighted Average GAI Rate (WAGAI Rate) provision described below.

4.05  GUARANTEED ANNUAL INCOME (GAI) AMOUNT FOR AN ANNUITANT

      The GAI is an amount that may be withdrawn by the Contract Owner on behalf of an Annuitant each Benefit Year as a Conforming Withdrawal. On the later of (a) the Annuitant's Benefit Election Date, or (b) the first Valuation Date the Annuitant's GAI Rate is above 0%, the initial GAI Rate is set. The initial GAI is equal to the Income Base times the GAI Rate. As long as the GAI is not reduced to $0, then the GAI may be withdrawn during the lifetime of any Measuring Life.

      The amount of the first payment of the initial GAI, if a Partial Year Adjustment is included, is equal to the initial GAI times the Partial Year Adjustment. The Partial Year Adjustment is equal to (a) divided by (b); where:

      a) is equal to the number of days between the Benefit Election Date and the Benefit Year Anniversary immediately following the Benefit Election Date; and

      b) is the total number of days in one Benefit Year.

      If the Measuring Life Option is Joint, the GAI Rate will be set and reset based upon the Age of the younger or surviving Measuring Life.

      The GAI Rate is the rate used to determine the GAI. The GAI Rate may vary according to the Measuring Life Option chosen, the date when Deposits were made on the Annuitant's behalf into their AAV, the Age of the Measuring Life on the date the GAI Rate is determined and the GAI Rate(s) and the GAI Rate Table(s) in effect for this Contract. We may change the GAI Rate Table for future Deposits. We will give You Notice of any change to the GAI Rate Table if the rates are changed. If the GAI Rates are changed, the GAI Rate applicable to an Annuitant's GAI on the Benefit Election Date will be a Weighted Average GAI Rate explained below.

AN-701                                  10

      WEIGHTED AVERAGE GAI RATE (WAGAI RATE)

      If We do make a change to the GAI Rate(s) and the GAI Rate Table(s) while Deposits are made into an AAV on behalf of an Annuitant prior to or after the date the initial GAI is set, then a Weighted Average GAI Rate (WAGAI
      Rate) will be calculated using the GAI Rate in effect at the time of each Deposit based on the Age of the Measuring Life and the Measuring Life Option Chosen.

      The WAGAI Rate will be determined as the sum of the GAI Rates for each GAI Rate Table for the Age of the Measuring Life and the Measuring Life Option chosen, where the GAI Rate for each GAI Rate Table is determined as ((a) divided by (b)) times (c); where

         (a) is the portion of the Income Base calculated on the basis of Deposits made, Step-Ups and Withdrawals on behalf of the Annuitant during the time the GAI Rate Table is in effect;

         (b) is the total Income Base;

         (c) is the GAI Rate for the Age of the Measuring Life and the Measuring Life Option chosen on the Benefit Election Date for that GAI Rate Table.

      If any portion of an AAV is withdrawn, due to either a Conforming Withdrawal or Excess Withdrawal, the Withdrawal will be taken pro rata from the AAV allocated to each GAI Rate Table available under this Contract during the time the AAV had a value greater than zero ($0).

      On the Valuation Date following the date of an additional Deposit, Excess Withdrawal or an Automatic Annual Step-up, the WAGAI Rate will be recalculated.

      CHANGES TO GAI FOR AGE BASED INCREASES

      After the Benefit Election Date, if a GAI Rate Table provides an age based increase to the GAI Rate an Automatic Annual Step-Up must occur before the GAI or WAGAI Rate is reset to reflect the higher rate used to calculate the GAI. The GAI or WAGAI Rate will be recalculated on the Valuation Date on which an Automatic Annual Step-Up occurred following the Annuitant's birthday.

      AAV REDUCES TO $0

      Even if the AAV declines to $0 after the Benefit Election Date, as long as the GAI is greater than $0, the GAI will continue for the lifetime(s) of the Measuring Life(s) applicable to an Annuitant's benefit. The Contract Owner may elect to receive the GAI on behalf of an Annuitant at any frequency We offer, subject to minimum payment amount rules then in effect, but no less frequently than annually. If the AAV is $0 and an Annuitant's GWB terminates due to the death of the Measuring Life(s) applicable to an Annuitant's benefit, no further amounts will be paid on behalf of that Annuitant.

AN-701                                  11

4.06  EFFECT OF DEATH PRIOR TO THE ANNUITY COMMENCEMENT DATE

      Death of the Annuitant or surviving Measuring Life will result in the death benefit paid to the Annuitant's beneficiary upon request by the Contract Owner and approval by the Company, and after We receive:

            (a) satisfactory proof of death of the Measuring Life, as set forth in Section 3.07;

            (b) written authorization for payment; and

            (c) all required claims forms, fully completed.

      Payment of a death benefit will terminate any GWB payable and all other benefits under this Contract. All death benefit payments will be subject to the laws and regulations governing death benefits.

      Notwithstanding any provision of this Contract to the contrary, no payment of a death benefit will be allowed that does not satisfy the requirements of Section 401(a)(9) of the Code. All such requirements are herein incorporated by reference.

      The death benefit payable on the death of the Annuitant will be distributed to the designated beneficiary(s) as follows:

         (a) the death benefit must be completely distributed within 5 years of the Annuitant's date of death; or

         (b) an election may be made within 12 month period after the Annuitant's date of death for the designated beneficiary, to receive the death benefit in substantially equal installments over the life of such designated beneficiary or over a period not extending beyond the life expectancy of such designated beneficiary; provided that such distributions begin not later than 1 year after the Annuitant's date of death.

      If the designated beneficiary is the surviving spouse of the Annuitant, the spouse may elect to continue to participate in this contract, rather than receive a death benefit.

      If a lump sum settlement is elected, the proceeds will be mailed within the time period required by the Securities and Exchange Commission following approval by Us of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940, as amended.

      DEATH BENEFIT PAYABLE

      Upon the death of an Annuitant, prior to the Benefit Election Date or if the Measuring Life Option is Single, an Annuitant's GWB will terminate and the death benefit will be paid as described above. Upon the first death of a Measuring Life if the Measuring Life Option is Joint, the GAI will continue for the life of the surviving Measuring Life unless a death benefit is paid as described. Upon the death of a surviving Measuring Life, the GWB will terminate and the death benefit will be paid as described.

      A. DEATH BENEFIT PRIOR TO THE BENEFIT ELECTION DATE

         Prior to the Benefit Election Date, the death benefit will be equal to the AAV on the first Valuation Date after the death benefit is approved by the Company for payment.

      B. DEATH BENEFIT ON OR AFTER THE BENEFIT ELECTION
         DATE

         On or after the Benefit Election Date, the death benefit paid as a Final Payment may be a lump sum or under a settlement option then available.

         The amount of the Final Payment paid will be equal to the AAV on the first Valuation Date after the death benefit is approved by the Company for payment.


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4.07  GENERAL

      QUALIFIED DOMESTIC RELATIONS ORDER (QDRO)

      If a QDRO is issued and received from the Contract Owner on behalf of any Annuitant in Good Order, there will be a pro rata reduction in the AAV of the Annuitant in accordance with the Contract Owner's instructions. A withdrawal from an AAV pursuant to a QDRO will be considered an Excess Withdrawal.

      If a QDRO is issued prior to the Annuitant's Benefit Election Date, the GWB will not be available to the alternate payee. The reduction in the AAV will be available to the Alternate Payee as a deposit to an individual annuity contract that We make available.

      If the QDRO is issued on or after the Annuitant's Benefit Election Date, a new AAV will be created for the alternate payee. The alternate payee will be entitled to the same rights and benefits as the Annuitant under this Contract if the Joint Measuring Life Option was elected and the alternate payee was identified as a Measuring Life.

      TERMINATION OF THE GWB

      The entire GWB payable on behalf of any Annuitant will irrevocably terminate if this Contract terminates. See Article 5 below for the rollover options available to an Annuitant should this Contract terminate.

      An Annuitant's GWB will also terminate upon:

      1. the date both the Income Base and GAI equal $0;

      2. the death of the Annuitant or Surviving Measuring Life as described in
         4.06 above; or

      3. the death of the Annuitant prior to the Benefit Election Date.

      Upon termination of the GWB, all benefits and charges associated with an Annuitant's benefit will terminate.

         ARTICLE 5 - GUARANTEED WITHDRAWAL BENEFIT ROLLOVER PRIVILEGE

5.01 Subject to the provisions of the Plan, an Annuitant may Request a rollover to a contract made available by the Company, subject to the following terms and conditions:

         (a) A Request for direct rollover of the entire AAV is made or authorized by the Contract Owner.

         (b) The amount to be rolled over is eligible for distribution under the Plan.

         (c) The Annuitant, whose AAV is to be rolled over applies for participation in the Rollover Contract in accordance with the Company's procedures then in effect.

         (d) The effective date of the rollover is the Valuation Date next following the date on which the Company receives a Request in Good Order for a rollover.

AN-701                                  13

5.02 The AAV on the effective date of the rollover will be transferred to the Rollover Contract.

      If the rollover occurs after the Benefit Election Date, the Rollover Contract will provide a GWB with a GAI amount calculated in the same manner as the GAI amount in effect on the day of the rollover, but otherwise may have different terms and conditions than this Contract.

                      ARTICLE 6 - CONTRACT DISCONTINUANCE

6.01 You may discontinue this Contract at any time by giving Us Notice. The discontinuance date will be no more than 180 days from the date We receive Notice. If You Request a discontinuance date that is more than 180 days after We receive Notice, such Request will require Our approval.

6.02 We may give You written Notice that this Contract is to be discontinued if:

      a. any Plan ceases to meet the requirements of the Code sections specified by Us for purchasers of this Contract and You do not correct this within 30 days; or

      b.    You fail to furnish requested information or other documentation; or

      c.    We discover any misrepresentation of material information; or

      d.    the Contract Owner is a trust and a valid trust no longer exists.

      The Notice will specify a discontinuance date at least 30 days from the date of the Notice.

6.03 After the notification of discontinuance as referenced in section 6.01 or 6.02, additional Deposits by an Annuitant to an AAV and Withdrawal Requests for any Annuitant from an AAV will be accepted by Us until the discontinuance date.

6.04  As of the discontinuance date, We will deduct any outstanding charges.

6.05 The balance of the Contract as of the discontinuance date, reduced by any charges outlined in this Contract, will be paid in a lump sum. If, subsequent to such lump sum payment, We are ordered by any court of competent jurisdiction to refund all or any portion of a loss to any Annuitant, You will reimburse Us for such amounts.

6.06 All payments will be made to a Plan trustee or as directed by You. We will rely on Your Notice to transfer assets to a specified party. We do not need to verify that such specified party has the right to receive any payments.

6.07 This Contract will terminate on the date the last payment is made under the provisions of Article 4 and Article 8.

6.08 Upon termination of this Contract, all liability of the Company under this Contract terminates and the Company will pay the Account Value to the Plan or provide a Rollover Contract as described in Article 5.

AN-701                                  14

                         ARTICLE 7 - GENERAL PROVISIONS

7.01 This Contract may be used to fund all or part of a Plan's obligations. The provisions of a Plan control the operation of the Plan and the provisions of this Contract control the operation of this Contract. We are not a party to any Plan. Plan is mentioned merely for reference purposes. This Contract must be held by the Contract Owner for the exclusive benefit of the Annuitants and their beneficiaries.

7.02 You and We are parties to this Contract. However, when a certificate is issued to an Annuitant We will thereafter be responsible for providing the benefits provided by said certificate.

7.03 Except as allowed by a Plan or applicable law, this Contract may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose.

7.04 We may amend this Contract to maintain this Contract under applicable local, state, or federal laws or regulations, such as the Internal Revenue Code, Internal Revenue Service regulations, or published revenue rulings.

7.05 You and We may also mutually agree to amend this Contract. The consent of any Annuitant or beneficiary is not required. No amendment will adversely affect the terms of any certificate that has already been issued to an Annuitant.

7.06 Any change to this Contract must be in writing and signed by an authorized Officer of Ours. We will give written Notice of any change at least 60 days prior to its effective date.

7.07 This Contract is subject to the incontestability laws of the state in which it is delivered.

7.08 This document, any amendments, endorsements and riders, together with any application signed by You constitutes the entire Contract between You and Us.

7.09 We are not liable to provide sufficient assets to provide a Plan's benefits.

7.10 No suit may be brought in relationship to this Contract unless it is brought within three years after the date on which this suit could have first been brought. If this limitation is prohibited by the laws of the state by which this Contract is governed, this limitation shall be deemed to be amended to agree with the minimum period of limitation permitted by those laws.

7.11 Any Notice required by this Contract must be delivered to Us at Our Service Office. Any Notice to You will be delivered at the address shown on Our records.

7.12  We are not a trustee for assets held in this Contract.

7.13 We reserve the right to recover assets previously deposited into the Contract due to an error (including any gain and less any loss while such assets were invested in the Contract) and agree to credit the Contract any amount not previously deposited into the Contract due to an error (including any gain and less any loss while such assets were not invested in the Contract) to reflect the correct account balance as though the error had not occurred. We reserve the right to utilize legal remedies to pursue losses incurred as a result of an error.

AN-701                                  15

7.14 We do not guarantee that Our telephone and/or electronic devices will always be available for You to submit transactions to Us for processing. If You are experiencing problems, You should make Your transaction Request in writing to Our Service Office.

7.15 Our failure to perform or insist upon the strict performance of any provision or condition of the Contract will not:

            1. constitute a waiver of Our rights to perform or require performance of such provision or condition; or
            2. stop Us from exercising any other rights We may have in such provision, condition, or otherwise in this Contract.

7.16 If any provision of this Contract is determined to be invalid, the remainder of the provisions shall remain in full force and effect.

7.17 Any questions concerning this Contract should be directed to Us at Our Service Office.

7.18 We reserve the right to implement and administer redemption fees and trading restrictions imposed by an investment manager of the fund or an underlying investment of the fund.

      ARTICLE 8 - ANNUITY PAYMENT OPTIONS AND ANNUITY PURCHASE RATES

8.01 AGE for the purposes of calculating benefits payable under this Article will be defined as the Age of the Annuitant on the Annuitant's nearest birthday.

8.02 All annuity benefits are guaranteed annuities payable in fixed dollar amounts. The amount needed to establish the annuity benefit will be withdrawn from the AAV on the Annuity Commencement Date as directed by You. The AAV will then be terminated. Such annuity benefit will be established using the rates in Attachment A. These annuity payment options are available:

      a. Life Annuity Only - Monthly payments will be made only during the life of the Annuitant.
      b. Life Annuity, Guaranteed Period - Monthly payments will be made during the life of the Annuitant. In the event of an Annuitant's death prior to the period shown in the attached table, as selected, payments will continue to the beneficiary for the remainder of that period.
      c. Joint and Survivor Annuity - Monthly payments will be made during the life of an Annuitant with a survivor annuity for the life of a Secondary Life. Upon the death of the Annuitant, one-half, two-thirds, or the full amount of the annuity payments will continue to the Secondary Life if living, and will terminate upon the death of such Secondary Life. We may require satisfactory proof of Annuitant's and Secondary Life's death.
      d.   Any other option to which We agree.

      The form of annuity may not be changed after the Annuity Commencement
      Date.

8.03 The annuity payment options tables, as found in Attachment A, illustrate the annuity amounts and the Age adjustments which will be used to determine the monthly annuity payment option. The tables show the dollar amount of the guaranteed monthly annuity payout which can be established with each $1,000.

AN-701                                  16

8.04 The minimum monthly annuity payment available is $100. We reserve the right to change the frequency of the annuity payments from twelve times a year to four times a year, two times a year, or once a year so that the payments will be at least $100 each.

8.05 We will issue to each Annuitant a certificate or supplemental contract which sets forth the amount and terms of the annuity benefit.

                            ARTICLE 9 - BENEFICIARY

9.01 The Annuitant may name a beneficiary at the time the annuity is established. If a married Annuitant does not name a beneficiary, the Annuitant's Spouse will be treated as the named beneficiary under this Contract.

      The Annuitant may change the beneficiary at any time without the consent of a previous beneficiary unless the previous designation provides otherwise. However, if the Annuitant is married, the Annuitant's Spouse must agree in writing to another person being named beneficiary. The change will be effective upon receipt of the Notice. A beneficiary may not name a beneficiary after the death of an Annuitant.

9.02 If an Annuitant dies on or after the Annuity Commencement Date, the remaining portion of the Annuitant's interest will continue to be distributed under the annuity payment option chosen.

      If an Annuitant dies and there is no named beneficiary living at the time of the Annuitant's death, the Contract Owner will pay an Annuitant's estate on the Annuitant's behalf any guaranteed payments due in one lump sum.

      If a named beneficiary is receiving guaranteed payments and dies, the Contract Owner on behalf of an Annuitant will provide the remaining payments to an Annuitant's contingent beneficiary if living. Otherwise the Contract Owner will provide payments on behalf of an Annuitant to the beneficiary's estate.

      Unless otherwise provided in the beneficiary designation, if any beneficiary dies before an Annuitant, that beneficiary's interest will pass to any other beneficiaries according to their respective interest.

AN-701                                  17

ATTACHMENT A
                           SINGLE LIFE ANNUITY TABLE
                                 PERIOD CERTAIN


                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                       PURCHASED WITH EACH $1,000 APPLIED



        Annuitant Age           None             10 Years           20 Years
              55               $2.62              $2.61              $2.58
              56                2.68               2.67               2.64
              57                2.74               2.73               2.70
              58                2.81               2.80               2.76
              59                2.88               2.87               2.82
              60                2.96               2.94               2.89

              61                3.04               3.02               2.95
              62                3.12               3.10               3.02
              63                3.21               3.19               3.10
              64                3.31               3.28               3.17
              65                3.41               3.38               3.25

              66                3.52               3.48               3.33
              67                3.63               3.59               3.41
              68                3.75               3.71               3.50
              69                3.89               3.83               3.58
              70                4.03               3.96               3.67


Annuity Mortality table as referenced on the Contract Specifications page.

Annuity purchase rates for any Age(s) not shown, determined on the same basis, will be furnished by Us upon Request.

AN-701                                 18

                        JOINT AND SURVIVOR ANNUITY TABLE


                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                       PURCHASED WITH EACH $1,000 APPLIED


 * Younger Measuring         100%               66.2/3%               50%
     Life's Age        Joint & Survivor    Joint & Survivor    Joint & Survivor
         55                  $2.32               $2.36               $2.46
         56                  2.37                2.41                2.52
         57                  2.42                2.47                2.58
         58                  2.47                2.52                2.64
         59                  2.52                2.59                2.71

         60                  2.58                2.65                2.78
         61                  2.64                2.72                2.85
         62                  2.70                2.79                2.93
         63                  2.76                2.86                3.02
         64                  2.83                2.94                3.11

         65                  2.91                3.03                3.20
         66                  2.99                3.12                3.30
         67                  3.07                3.22                3.41
         68                  3.16                3.32                3.53
         69                  3.26                3.43                3.65

         70                  3.36                3.55                3.79


*The Younger Measuring Life's Age is assumed to be the same as the Annuitant's Age.

Annuity purchase rates for any Age(s) not shown, determined on the same basis, will be furnished by Us upon Request.

Annuity purchase rates for any agreed upon annuity form not shown in this
Article 9 will be determined on the same basis and furnished by Us upon Request.

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AN-701                                 20

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                                (the "Company")

                        HOME OFFICE:  1300 South Clinton Street
                                      Fort Wayne, Indiana 46802-3506
                                      1-800-942-5500
                                      A STOCK COMPANY



                      If You have any questions concerning
                             this Contract, please
              contact your Lincoln National Life Insurance Company
                       representative or the Home Office.













                             GROUP ANNUITY CONTRACT

               ALLOCATED GROUP VARIABLE DEFERRED ANNUITY CONTRACT
                                SEPARATE ACCOUNT
                                NONPARTICIPATING







AN-701